As filed with the Securities and Exchange Commission on August 29, 1997.
                                                     Registration No. 333-31061
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                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                              --------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM S-8
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                       BANKERS TRUST NEW YORK CORPORATION
             (Exact name of Registrant as specified in its charter)

         NEW YORK                                        13-6180473
(State or other jurisdiction of                       (I.R.S. employer
incorporation or organization)                        identification no.)

                               130 LIBERTY STREET
                            NEW YORK, NEW YORK 10006
                    (Address of principal executive offices)
                              --------------------
                            ALEX. BROWN INCORPORATED
                           1991 EQUITY INCENTIVE PLAN
                   ALEX. BROWN INCORPORATED 1991 NON-EMPLOYEE
                              DIRECTOR EQUITY PLAN
                            (Full title of the Plans)
                            ------------------------

                           GORDON S. CALDER, JR., ESQ.
                             MELVIN A. YELLIN, ESQ.
                       BANKERS TRUST NEW YORK CORPORATION
                               130 LIBERTY STREET
                            NEW YORK, NEW YORK 10006
                    (Name and address of agents for service)

                                    Copy to:

                             MITCHELL S. EITEL, ESQ.
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
--------------------------------------------------------------------------------

         As of the date of this Registration Statement, Alex. Brown Incorporated, a Maryland corporation ("Alex. Brown"), is merging with and into (the "Merger") a subsidiary of Bankers Trust New York Corporation, a New York corporation ("BTNY"). In connection with the Merger, BTNY has assumed the outstanding executive convertible subordinated debentures and all options to purchase shares of Alex. Brown Common Stock outstanding under the Alex. Brown Incorporated 1991 Equity Incentive Plan and the Alex. Brown Incorporated 1991 Non-Employee Director Equity Plan immediately prior to the effective time of the Merger (the "Effective Time").


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by BTNY with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (this "Registration Statement"):

         (a) BTNY's Annual Report on Form 10-K (file number 1-5920) for the year ended December 31, 1996, filed pursuant to Section 13 of the Exchange Act;

         (b) BTNY's Quarterly Report on Form 10-Q (file number 1-5920) for the quarters ended March 31, 1997 and June 30, 1997, filed pursuant to Section 13 of the Exchange Act;

         (c) BTNY's Current Reports on Form 8-K (file number 1-5920) filed on January 23, March 14 (as amended by the Form 8-K/A filed on June 18), April 7, April 17, May 1, June 13, July 17 (as amended by the Form 8-K/A filed on July 18), and August 20, 1997 pursuant to Section 13 of the Exchange Act; and

         (d) The description of BTNY's Common Stock and associated stock purchase rights set forth in Registration Statements on Form 8-A (file number 5920), filed pursuant to Section 12 of the Exchange Act.

         All documents filed by BTNY under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be


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


incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

           Not Applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

           Not Applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article V of the By-Laws of BTNY provides as follows:

         "SECTION 5.01. The Corporation shall, to the fullest extent permitted by Section 721 of the New York Business Corporation Law, indemnify any person who is or was made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation is serving or served in any capacity at the request of the corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         "SECTION 5.02 The Corporation may indemnify any other person to whom the corporation is permitted to provide indemnification or the advancement of expenses by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by
(i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-Laws authorize the creation of other rights in any such manner.


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


         "SECTION 5.03 The corporation shall, from time to time, reimburse or advance to any person referred to in Section 5.01 the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action or proceeding referred to in Section 5.01, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that
(i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         "SECTION 5.04 Any director or officer of the corporation serving (i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or any corporation referred to in clause (i), in any capacity shall be deemed to be doing so at the request of the corporation. In all other cases, the provisions of this Article V will apply (i) only if the person serving another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise so served at the specific request of the corporation, evidenced by a written communication signed by the Chairman of the Board, the Chief Executive Officer, the President, the Senior Vice Chairman or any Vice Chairman, and (ii) only if and to the extent that, after making such efforts as the Chairman of the Board, the Chief Executive Officer, or the President shall deem adequate in the circumstances, such person shall be unable to obtain indemnification from such other enterprise or its insurer.

         "SECTION 5.05 Any person entitled to be indemnified or the reimbursement or advancement of expenses as a matter of right pursuant to
Article V may elect to have the right to indemnification (or advancement of expenses) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time indemnification is sought.

         "SECTION 5.06 The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Article V (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

         "SECTION 5.07 If a request to be indemnified or for the reimbursement or advancement of expenses pursuant hereto is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount if the claim and,


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


if successful in whole or in part, the claimant shall be entitled also to be paid the expenses of prosecuting such claim. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not entitled.

         "SECTION 5.08 A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 5.01 shall be entitled to indemnification only as provided in Sections 5.01 and 5.03, notwithstanding any provision of the New York Business Corporation Law to the contrary."

         With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or
(ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases, not opposed to such corporation's best interests, and additionally, in criminal actions, has no reasonable cause to believe his conduct was unlawful.

         In addition, a Directors and Officers Liability and Corporation Reimbursement Policy is maintained covering BTNY and its directors and officers for amounts, subject to policy limits, that BTNY might be required to pay by way of indemnification to its directors or officers under its By-Laws or otherwise and for the protection of individual directors and officers from loss for which they might not be indemnified by BTNY.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

           Not Applicable


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


ITEM  8.

Exhibit
Number            Description

*3.1 Restated Certificate of Incorporation of the Registrant filed with the State of New York on June 9, 1998 (filed as an Exhibit to the Registrant's Current Report on Form 8-K dated September 24, 1993, file number 1-5920).

*3.2 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on August 30, 1989 (filed as an Exhibit to the Registrant's Current Report on Form 8-K dated September 24, 1993, file number 1-5920).

*3.3 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on June 14, 1990 (filed as an Exhibit to the Registrant's Current Report on Form 8-K dated September 24, 1993, file number 1-5920).

*3.4 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on March 20, 1992 (filed as an Exhibit to the Registrant's Current Report on Form 8-K dated September 24, 1993, file number 1-5920).

*3.5 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on October 27, 1992 (filed as an Exhibit to the Registrant's Current Report on Form 8-K dated September 24, 1993, file number 1-5920).

*3.6 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on January 21, 1993 (filed as an Exhibit to the Registrant's Current Report on Form 8-K dated September 24, 1993, file number 1-5920).

*3.7 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on June 1, 1993 (filed as an Exhibit to the Registrant's Current Report on Form 8-K dated September 24, 1993, file number 1-5920).

--------
*  Incorporated by Reference


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


*3.8 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on August 18, 1993 (filed as an Exhibit to the Registrant's Current Report on Form 8-K dated August 6, 1993, file number 1-5920).

*3.9 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on March 25, 1994 (filed as an Exhibit to the Registrant's Current Report on Form 8-K dated March 21, 1994, file number 1-5920).

*3.10 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on August 22, 1994 (filed as an Exhibit to the Registrant's Current Report on Form 8-K dated August 12, 1994, file number 1-5920).

*3.11 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant filed with the State of New York on June 29, 1995 (filed as an Exhibit to the Registrant's Current Report on Form 8-K dated June 29, 1995, file number 1-5920).

*3.12 By-Laws of the Registrant (filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996, file number 1- 5920).

*3.13 Rights Agreement, dated as of February 22, 1988, (filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1989, file number 1-5920).

**5.1             Opinion re validity.

23.1              Consent of Ernst & Young LLP, independent auditors.

**23.2            Consent of Counsel (contained in the opinion filed as Exhibit
                  5.1 to this Registration Statement).

**24.1            Powers of Attorney.

--------
*   Incorporated by Reference
**  Previously Filed


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


ITEM  9. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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


         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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


                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 29TH DAY OF AUGUST, 1997.

                                           BANKERS TRUST NEW YORK CORPORATION


                                           By:  /s/ GEORGE J. VOJTA


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED:


Signature                           Title                          Date

Frank N. Newman*              Chairman of the Board,          August 29, 1997
                            Chief Executive Officer
                            and Director (Principal
                               Executive Officer)

Richard H. Daniel*            Vice Chairman, Chief            August 29, 1997
                             Financial Officer and
                             Controller (Principal
                             Financial Officer and
                                    Controller)

George B. Beitzel*                  Director                  August 29, 1997
Phillip A. Griffiths*               Director                  August 29, 1997
William R. Howell*                  Director                  August 29, 1997
Vernon E. Jordan, Jr.*              Director                  August 29, 1997
Hamish Maxwell*                     Director                  August 29, 1997
N.J. Nicholas, Jr.*                 Director                  August 29, 1997
Rusell E. Palmer*                   Director                  August 29, 1997


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


Signature                            Title                         Date

Donald L. Staheli*                  Director                  August 29, 1997
Patricia C. Stewart*                Director                  August 29, 1997
George J. Vojta*                    Director                  August 29, 1997
Paul A. Volcker*                    Director                  August 29, 1997


*  By:  /s/ GEORGE J. VOJTA
         (Attorney-in-Fact)


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